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                                                                     EXHIBIT 2.2


                       ENTERPRISE FINANCIAL SERVICES CORP.
                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS AGREEMENT, is made by and between KEVIN C. EICHNER (the "Executive") and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the "Company"), effective as of July 1, 2002 (the "Effective Date").

         WITNESSETH:

         WHEREAS, Executive desires to be employed by the Company, and the Company desires to employ Executive, on the terms, covenants and conditions hereinafter set forth in this Agreement.

         NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements herein set forth, the Company and Executive agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Contract Term as hereafter defined. During the Contract Term, Executive shall serve as the President and Chief Executive Officer of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties as the Board of Directors (the "Board") may from time to time specify consistent with such corporate office and position. Executive shall comply with all polices and procedures of the Company generally applicable to executive employees of the Company and to the extent consistent with the provisions of this Agreement. The duties and responsibilities Executive is to perform hereunder shall be conducted primarily from the St. Louis, Missouri metropolitan area where the principal offices of the Company are located. Executive may be required from time to time to perform his duties hereunder on an occasional basis at such other places as the Board shall designate or as the interests or business opportunities of the Company may require; provided, however, that without Executive's consent, the Executive shall not be required to relocate his residence from the St. Louis, Missouri metropolitan area. Executive hereby accepts such employment and agrees to serve the Company in such capacities for the term of this Agreement.

         2. TERM OF EMPLOYMENT. Except as otherwise provided herein, the term of this Agreement shall be for three years commencing on the Effective Date and ending on June 30, 2005 (the "Contract Term"). The Contract Term may be extended by mutual written agreement of Executive and the Company upon such terms, provisions and conditions which are mutually acceptable to Executive and the Company. Notwithstanding any expiration of this Agreement at the end of the Contract Term, to the extent that Executive remains an employee of the Company thereafter, unless the parties otherwise agree in writing, (i) the obligations of the Company under sections 4, 6 and 11 of this Agreement shall remain applicable and (ii) the obligations of Executive under sections 7, 8 and 9 of this Agreement shall remain applicable. The term during which Executive is an employee of the Company, including any period of employment following the Contract Term, is referred to as the "Employment Term."



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         3. DEVOTION TO DUTIES. Executive agrees that during the Employment Term he will devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities to the Company (except for (i) permitted vacation time and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder: (A) such reasonable time as may be devoted to the fulfillment of Executive's civic and charitable activities and
(B) such reasonable time as may be necessary from time to time for personal financial matters). Executive will use his best good faith efforts to promote the success of the Company's business and will cooperate fully with the Board in the advancement of the best interests of the Company. Executive will agree to serve as a director of the Company, or as a director or officer of any of its Subsidiaries or Affiliates, without additional compensation.

         4. COMPENSATION OF EXECUTIVE.

                  4.1 BASE SALARY. During the Employment Term, the Company shall pay to the Executive as compensation for the services to be performed by the Executive a base salary of $300,000 per year (the "Base Salary"). The Base Salary shall be payable in installments in accordance with the Company's normal payroll practice and shall be subject to such withholdings and other ordinary employee withholdings as may be required by law. The Base Salary may be adjusted from time to time in the sole discretion of the Board, but shall not be reduced without the consent of Executive.

                  4.2 TARGETED BONUS. In addition to the compensation set forth elsewhere in this Section 4, for each year or portion thereof during the Employment Term and any extensions thereof, the Executive shall qualify for a targeted annualized bonus ("Targeted Bonus") based upon meeting established targeted goals such that with his Base Salary and Targeted Bonus Executive will have the opportunity to earn at least $600,000 per year. No later than the Company's January Board meeting, the Company and Executive shall agree upon certain targeted financial and operating goals ("Targets") for that calendar year which may include Company specific goals such as consolidated return on equity, asset quality and performance of the Company's wealth management services. The established Targets shall be consistent with the financial plan for the Company as adopted by the Company's Board. Within 75 days after the end of each calendar year, the Board (or a committee of the Board to which the Board has delegated such authority) shall make a good faith determination as to the extent to which the Targets have been met by the Company for the preceding calendar year. If the Targets have been met, then Executive shall receive a Targeted Bonus for such preceding year up to a maximum of $300,000 for calendar 2003 and in subsequent years such amounts as the Board may determine, subject to the aforementioned condition that the sum of annual base compensation plus Targeted Bonus for the year is at least $600,000. In the event that the established Targets are exceeded, then Executive shall be entitled to receive additional bonus amounts above the Targeted Bonus pursuant to the previously determined formula applicable to that year. If the Board (or such committee of the Board) determines that the Targets have not been fully met, but minimum thresholds as may be established by the Board (or such committee) have been met, the Board (or such committee) shall make a good faith determination as to the extent that the Targets have been met and determine the amount of such Targeted Bonus to be awarded to the Executive based proportionately



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         upon the extent to which the Targets are determined to have been met.
         Executive shall also be eligible to receive such other bonuses or incentive payments as may be approved by the Board of Directors. Without limiting the foregoing, Executive shall be entitled to receive a draw against such annual Targeted Bonus at the rate of $15,000 per month (subject to such withholdings as may be required by law) and the Company agrees that for all periods ending on or prior to December 31, 2002, no part of such draw shall be refundable regardless of the extent to which the Targets have been achieved by the Company. After December 31, 2002, the Board may from time to time eliminate, reduce or increase the draw against the annual Targeted Bonus based upon the Board's determination in its sole discretion as to the progress or lack of progress in achieving the Targets for the applicable fiscal year of the Company.

                  4.3 BENEFITS. Executive shall be entitled to participate, during the Employment Term, in all regular employee benefit and deferred compensation plans established by each of Enterprise Bank (to the extent such participation is not restricted by the Internal Revenue Code of 1986 (the "Code")) and the Company, including, without limitation, any savings and profit sharing plan, incentive stock plan, dental and medical plans, life insurance and disability insurance, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period. Executive shall also be entitled to four weeks of paid vacation during each year of the Employment Term, provided that any vacation not used in any year shall be forfeited and not carried over to any subsequent year. In addition to the foregoing benefits, the Company agrees (i) to provide during the Employment Term aggregate term insurance on Executive's life equal to $1,000,000 payable to a beneficiary designated by Executive, provided that Executive qualifies for such coverage at normal published premium rates, and (ii) to provide (or reimburse Executive with respect to) supplemental disability income insurance such that the total combined disability income coverage available to employee from the Company and under policies maintained by Executive on which the Company reimburses Executive for the premiums is equal to $25,000 per month until Executive's 65th birthday. Executive agrees that the cost of the foregoing supplemental insurance benefits shall constitute taxable benefits and be subject to such withholding taxes as may be required by law.

                  4.4 OFFICE AND SECRETARY. Executive will have a private office, secretarial assistance, administrative support, and such other facilities and services as the Company deems necessary or appropriate for the performance of the Executive's duties under this Agreement.

                  4.5 REIMBURSEMENT OF EXPENSES. The Company will provide for the payment or reimbursement of all reasonable and necessary expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the Company's expense reimbursement policy, as such may change from time to time. Without limiting the foregoing, the Company further agrees during the Employment Term (i) to reimburse Executive for monthly automobile expense by means of a $500 per month automobile allowance; (ii) to reimburse Executive for dues and assessments in respect of club memberships maintained by Executive up to a maximum



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         of $7,500 per year; and (iii) that all air travel required of Executive shall be at no less than "Business Class" or its equivalent, if available. In addition, the Executive shall be entitled to receive reimbursement for up to $5,000 in legal expenses incurred in connection with the negotiation and execution of this Agreement.

                  4.6 STOCK OPTIONS AND LONG-TERM INCENTIVES. Effective as of the Effective Date, Executive was granted ten-year non-qualified options to acquire 82,905 shares of the common stock of the Company at a per-share exercise price of $9.30 pursuant to the terms of the Company's 2002 Stock Incentive Plan. Such options shall vest and become exercisable at the rate of 27,635 shares on June 30 of each of 2003, 2004 and 2005, provided that Executive remains continuously employed by the Company through such dates. Executive shall also be eligible for additional option grants annually as determined by the Board, under the terms of the Company's 2002 Stock Incentive Plan as adopted and/or amended by the Company from time to time. In the event that the Company adopts a long-term incentive compensation program, either to supplement or replace option awards, Executive shall be entitled to participate therein on a similar basis.

         5. TERMINATION OF EMPLOYMENT.

                  5.1 TERMINATION FOR CAUSE. "Termination for Cause", as hereinafter defined, may be effected by the Company at any time during the term of this Agreement by written notification to Executive, specifying in detail the basis for the Termination for Cause. Upon Termination for Cause, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the terms of the applicable plan), any benefits under any plans of the Company in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive reimbursable by the Company in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. "Termination for Cause" shall mean termination by the Company of Executive's employment by the Company by reason of (a) an order of any federal or state regulatory authority having jurisdiction over the Company, (b) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive's physical or mental illness); (c) a willful breach by Executive of any material provision of this Agreement or of any other written agreement with the Company or any of its Affiliates; (d) Executive's commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud; or (e) chemical or alcohol dependency which materially and adversely affects Executive's performance of his duties under this Agreement; (f) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company; (e) misappropriation (or attempted misappropriation) of any of the Company's funds or property. If subsequent to Executive's termination of employment hereunder for other than Cause it is determined in good faith by the Company that Executive's employment could have been terminated for Cause hereunder, Executive's




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         employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

                  5.2 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding any other provisions of this Agreement, the Company may effect a "Termination Other Than For Cause", as hereinafter defined, at any time upon giving written notice to Executive of such termination. Upon any Termination Other Than for Cause, subject to the effectiveness of Executive's execution of a release and waiver of all claims with respect to Executive's employment against the Company its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company other than rights under this Section 5.2 and subject to Executive's compliance with the terms and conditions contained in this Agreement, Executive shall within 30 days after such termination be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in subsection
         6.2. In addition, subject to the conditions set forth above, upon such termination of employment, all stock options granted to Executive shall become fully vested and exercisable and all restricted common stock granted to Executive shall fully vest and become transferable. "Termination Other Than for Cause" shall mean any termination by the Company of Executive's employment with the Company other than a termination pursuant to subsection 5.1, 5.3, 5.4, 5.5 or 5.6, or termination by Executive of Executive's employment with the Company by reason of (i) the Company's material breach of this Agreement, (ii) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Effective Date, (iii) the requirement by the Company that Executive be based anywhere other than the St. Louis, Missouri metropolitan area, without Executive's consent or (iv) the failure of Executive to be reelected to the Board by its stockholders or the failure of the Board to re-nominate him for reelection without Executive's consent.

                  5.3 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Board of Directors, (i) has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period, and (iii) Executive is entitled to receive disability income benefit payments under the disability insurance policy maintained by the Company pursuant to Section 4.3 of this Agreement, the Company shall have the right to terminate Executive's employment hereunder by written notification to Executive and payment to Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), accrued vacation pay for the year in which termination occurs, any benefits under any plans of the Company in which Executive is a participant to the full



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         extent of Executive's rights under such plans, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

                  5.4 DEATH. In the event of Executive's death during the term of this Agreement, Executive's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries as Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

                  5.5 VOLUNTARY TERMINATION. In the event of a "Voluntary Termination," as hereinafter defined, provided that the Executive provides the Company with at least 90 days notice of such termination (which notice and any requirement for service may be waived or shortened by the Company), the Company shall within 30 days after such termination pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, accrued vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. "Voluntary Termination" shall mean termination by Executive of Executive's employment other than (i) constructive termination as described in paragraphs (i) through (ii) of subsection 5.2, (ii) termination by reason of Executive's disability as described in subsection 5.3, (iii) termination by reason of Executive's death as described in subsection 5.4, and (iv) Termination Upon a Change in Control as described in subsection 5.6.

                  5.6 TERMINATION UPON A CHANGE IN CONTROL. In the event of a "Termination Upon a Change in Control," as hereinafter defined, Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation, if any, (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plans), any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, vacation pay for the year in which termination occurs, and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in subsection 6.1. "Termination Upon a Change in Control" shall mean a termination by the Company (other than a Termination for Cause) or by Executive, in either case within one year



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         following a "Change in Control" as hereinafter defined. "Change in
         Control" shall mean the date on which any of the following has occurred:

                           (a) any individual, entity or group (a "Person"),
                  other than one or more of the Company's directors on the Effective Date of this Agreement or any Person that any such director controls, becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the "Company Outstanding Voting Securities");

                           (b) any Person becomes the beneficial owner of 50% or
                  more of the combined voting power of the then outstanding voting securities of Enterprise Bank entitled to vote generally in the election of directors of Enterprise Bank ("Bank Outstanding Voting Securities");

                           (c) consummation of a reorganization, merger or
                  consolidation (a "Business Combination") of the Company, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and
                  (iii) at least a majority of the members of the Board of Directors of the company resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Board, providing for such Business Combination;

                           (d) consummation of the sale, other than in the
                  ordinary course of business, of more than 50% of the combined assets of the Company and its subsidiaries in a transaction or series of related transactions during the course of any twelve-month period;

                           (e) the date on which Continuing Directors (as
                  hereinafter defined) cease for any reason to constitute at least a majority of the Board of Directors of the Company; or

                           (f) the failure of Executive to be reelected to the
                  Board by its stockholders or the failure of the Board to re-nominate him for reelection without Executive's consent.



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         As used in this Section 5.6, the definitions of the terms "beneficial owner" and "group" shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934. As used in this Section 5.6, the term "Continuing Directors" shall mean, as of any date of determination, (i) any member of the Board of Directors on the Effective Date of this Agreement, (ii) any person who has been a member of the Board of Directors for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Company. "Control" means the direct or indirect ownership of voting securities constituting more than fifty percent (50%) of the issued voting securities of a corporation.

                  5.7 RESIGNATION UPON TERMINATION. Effective upon any termination under this Section 5 or otherwise, Executive shall automatically and without taking any further actions be deemed to have resigned from all positions then held by him with the Company and all of its Affiliates.

         6. SEVERANCE COMPENSATION

                  6.1 TERMINATION UPON CHANGE IN CONTROL. In the event Executive's employment is terminated in a Termination Upon a Change in Control, Executive shall be paid the following as severance compensation:

                           (a) For two (2) years following such termination of
                  employment, an amount (payable on the dates specified in subsection 4.1 except as otherwise provided herein) equal to the Base Salary at the rate payable at the time of such termination plus (i) any accrued and unpaid Bonus due Executive under paragraph 4.3 of this Agreement and (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment occurs (determined as though all requisite targets were fully and completely achieved). Notwithstanding any provision in this paragraph (a) to the contrary, Executive may, in Executive's sole discretion, by delivery of a notice to the Company within 30 days following a Termination Upon a Change in Control, elect to receive from the Company a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Executive pursuant to this paragraph (a). Such present value shall be determined as of the date of delivery of the notice of election by Executive and shall be based on a discount rate equal to the prime rate, as reported in the Wall Street Journal, or similar publication, on the date of delivery of the election notice. If Executive elects to receive a lump sum severance payment, the Company shall make such payment to Executive within 30 days



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                  following the date on which Executive notifies the Company of
                  Executive's election.

                           (b) In the event that Executive is not otherwise
                  entitled to fully exercise all awards granted to him under any stock option plan maintained by the Company and any such plan does not otherwise provide for acceleration of exercisability upon the occurrence of the Change in Control described herein, such awards shall become immediately exercisable upon a Change in Control.

                           (c) All restricted stock granted to Executive will
                  vest and become transferable.

                           (d) Executive shall continue to accrue retirement
                  benefits and shall continue to enjoy any benefits under any plans of the Company in which Executive is a participant to the full extent of Executive's rights under such plans, including any perquisites provided under this Agreement, through the remainder of the Employment Term; provided, however, that the benefits under any such plans of the Company in which Executive is a participant, including any such perquisites, shall cease upon Executive's obtaining other employment. If necessary to provide such benefits to Executive, the Company shall, at its election, either: (i) amend its employee benefit plans to provide the benefits described in this paragraph (c), to the extent that such is permissible under the nondiscrimination requirements and other provisions of the Internal Revenue Code of 1986 (the "Code") and the provisions of Executive Retirement Income Security Act of 1974, or (ii) provide separate benefit arrangements or cash payments so that Executive receives amounts equivalent thereto, net of tax consequences.

                  6.2 TERMINATION OTHER THAN FOR CAUSE. In the event Executive's employment is terminated in a Termination Other Than for Cause, Executive shall be paid as severance compensation his Base Salary, at the rate payable at the time of such termination, through the remaining period of the Contract Term or the one year period commencing on the effective date of such termination (whichever period is shorter) plus
         (i) any accrued and unpaid Bonus due Executive under paragraph 4.3 of this Agreement and (ii) an amount equal to the Targeted Bonuses due (based on the Base Salary then in effect) for the year in which such termination of employment as though all requisite targets were fully and completely achieved. Notwithstanding any provision in this subsection 6.2 to the contrary, the Company may, in the Company's sole discretion, by delivery of a notice to Executive within 30 days following a Termination Other Than for Cause, elect to remit to Executive a lump sum severance payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Executive pursuant to this subsection 6.2. Such present value shall be determined as of the date of delivery of the notice of election by the Company and shall be based on a discount rate equal to the prime rate, as reported in The Wall Street Journal, on the date of delivery of the election notice. If the Company elects to remit a lump sum severance payment, the Company shall make such payment to Executive within 30 days following the date on which the Company notifies Executive of its election. In the event that



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         Executive is not otherwise entitled to fully exercise all awards granted to him under the Company's Incentive Stock Plan, and the Incentive Stock Plan does not otherwise provide for acceleration of exercisability upon the occurrence of a Termination Other Than for Cause described herein, such awards shall become immediately exercisable upon a Termination Other Than for Cause.

                  6.3 TERMINATION UPON ANY OTHER EVENT. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Executive's disability pursuant to subsection 5.5 or termination by reason of Executive's death pursuant to subsection 5.6, Executive or his estate shall not be paid any severance compensation.

         7. CONFIDENTIALITY. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company, including without limiting the generality of the foregoing non-public information concerning its manner of operation, business or other plans, data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data. Executive agrees that he will not, directly or indirectly, use any such information for the benefit of others than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially. Upon the Company's request, Executive shall return all information furnished to him related to the business of the Company without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to Executive before receipt thereof from the Company; (b) is learned by Executive from a third party entitled to disclose it; or (c) becomes known publicly other than through Executive; (c) is disclosed by Executive upon authority of the Board or any committee of the Board; (d) is disclosed pursuant to any legal requirement or (e) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company's goodwill, and that any breach of the terms of this Section 7 shall be a material breach of this Agreement. The terms of this Section 7 shall survive and remain in effect following any termination of this Agreement.

         8. USE OF PROPRIETARY INFORMATION. Executive recognizes that the Company possesses a proprietary interest in all of the information described in
Section 7 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the Company's time,



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



materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.

         9. NON-COMPETITION AGREEMENT.

                  9.1 NON-COMPETITION. Executive agrees that, during the Employment Term and for a period of one year following any termination of such employment, Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or Affiliate of it) any corporation or other business entity engaged in the operation, ownership or management of a bank, trust company or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

                  9.2 NON-SOLICITATION. During the period of actual employment and, in addition, the period, if any, during which Executive shall be entitled to severance compensation pursuant to Section 6 (notwithstanding an election by Executive to receive a lump sum severance payment for such period), Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company to leave such employ, or employ any such person in any business similar to or in competition with that of the Company. Executive hereby acknowledges and agrees that the provisions set forth in this subsection 9.2 constitute a reasonable restriction on his ability to compete with the Company.

                  9.3 SAVING PROVISION. The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

                  9.4 EQUITABLE RELIEF. Executive acknowledges that the extent of damages to the Company from a breach of Sections 7, 8 and 9 of this Agreement would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be an adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the Company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of Sections 7, 8 and 9 of this Agreement, and hereby waives and covenants not to assert against a prayer for such relief that there exists an adequate remedy at law, in monetary damages or otherwise.

                  10. ASSIGNMENT. This Agreement shall not be assignable by Executive and shall not be assignable by the Company except by operation of law or to a successor entity acquiring all or substantially all the Company's business or assets. No such assignment shall affect any determination of whether such assignment involves a Change of Control for purposes of this Agreement. In the event of any assignment permitted hereby, the duties and responsibilities of Executive performed for the assignee shall not, without the written consent of Executive, be materially increased, altered or diminished in a manner inconsistent with Executive's duties and responsibilities hereunder for the Company.

                  11. INDEMNIFICATION. The Company shall indemnify the Executive to the full extent provided for in the Bylaws of the Company, and no amendment of such Bylaws shall diminish the Company's obligation to indemnify the Executive pursuant to this Agreement.

                  12. ENTIRE AGREEMENT. This Agreement and any agreements entered into after the date hereof under any of the Company's benefit plans or compensation programs as described in Section 4 contain the complete agreement concerning the employment arrangement between the parties, including without limitation severance or termination pay, and shall, as of the Effective Date, supersede all other agreements or arrangements between the parties with regard to the subject matter hereof.

                  13. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The obligations of the Company under this Agreement shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to the Company. This Agreement shall not be terminated by reason of any merger, consolidation or reorganization of the Company, but shall be binding upon and inure to the benefit of the surviving or resulting entity.

                  14. MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless authorized by the Board and reduced to in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties thereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

                  15. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                  16. MANNER OF GIVING NOTICE. All notices, requests and demands to or upon the respective parties hereto shall be sent by hand, certified mail, overnight air courier service, in each case with all applicable charges paid or otherwise provided for, addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto:

    To Company:                                 To Executive at his current
    Enterprise Financial Services Corp          residential address on file with
    150 North Meramec                           the Company.
    Clayton, Missouri  63105
    Attention: Chairman of the Board
               and Corporate Secretary

         Such notices, requests and demands shall be deemed to have been given or made on the date of delivery if delivered by hand or by telecopy and on the next following date if sent by mail or by air courier service.

         17. REMEDIES. In the event of a breach of this Agreement, the non-breaching party shall be entitled to such legal and equitable relief as may be provided by law, and shall further be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing the non-breaching party's rights hereunder.

         18. HEADINGS. The headings have been inserted for convenience only and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

         19. CHOICE OF LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, under and pursuant to the laws of the State of Missouri without regard to the jurisdiction in which any action or special proceeding may be instituted.

         20. TAXES. The company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

         21. VOLUNTARY AGREEMENT; NO CONFLICTS. Executive hereby represents and warrants to the Company that he is legally free to accept and perform his employment with the Company, that he has no obligation to any other person or entity that would affect or conflict with any of Executive's obligations pursuant to such employment, and that the complete performance of the obligations pursuant to Executive's employment will not violate any order or decree of any governmental or judicial body or contract by which Executive is bound. The Company will not request or require, and Executive agrees not to use, in the course of Executive's employment with the Company, any information obtained in Executive's employment with any previous employer to the extent that such use would violate any contract by which Executive is bound or any decision, law, regulation, order or decree of any governmental or judicial body.

         22. CERTAIN DEFINITIONS. As used herein, the following definitions shall apply:

         "Affiliate" with respect to any person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

         "Control" With respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

         "Person" Any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

         "Subsidiary" With respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first stated above.

                                     ENTERPRISE FINANCIAL SERVICES CORP

                                     By:
                                        ----------------------------------------

                                     Title:
                                           -------------------------------------



                                     -------------------------------------------
                                     KEVIN C. EICHNER





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